Exhibit 99.1

Nano Magic Inc. Marks Progress

DETROIT, Michigan – October 8, 2020 – Nano Magic Inc. (OTC: NMGX) (“Nano Magic” or the “Company”), a leader in cutting-edge nanotechnology powered solutions formulated in the U.S.A. released a Progress Report from President & CEO Tom Berman following the Company’s filing on October 5, 2020 of its quarterly report on Form 10-Q for the quarter ended June 30, 2020.

Berman explained:

“Next week marks my two-year anniversary with Nano Magic. PEN Inc., as it was known then, was struggling. The Company had capped out its revolving credit line, had a substantial working capital deficit, and had lost major customers. Over the course of the past two years, we have clawed our way ahead. Although we are still not where we want to be, I think it’s important to take a step back to acknowledge some the progress we have made. The new equity capital we have raised, in large part thanks to the vision of Ron Berman, has been a huge help.

A few key highlights over the past 24 months include –

●	We created a new Nano Magic brand identity
●	We developed and are now launching our new Nano Magic product line
●	We paid off our secured credit line and substantially reduced legacy obligations
●	We brought manufacturing operations back in-house
●	We are in the process of upgrading our IT infrastructure – including the implementation of a CRM system and the impending launch of a new ERP system that will serve as the backbone of our manufacturing, inventory management and accounting organization
●	We have brought on new key talent in Sales, Accounting, Customer Service, IT, HR, R&D and Operations
●	We are current with our public filings with the SEC

Move of HQ and Manufacturing –

“We are in the process of moving our headquarters and Product Segment manufacturing operations from Cleveland, Ohio to Madison Heights, Michigan pursuant to the Lease we signed this summer. We anticipate that the move will be completed by the end of this month. The move to Michigan is another big step in the evolution of our rebirth.

“Our new headquarters will embody our ‘work hard, play harder’ mentality. We are focused on building a great team and culture that collectively is stronger than any single person. In order to attract, develop and retain top talent, the single biggest reward we offer is the opportunity to make an impact while being part of helping build something special; plus, we’ll also offer competitive compensation and benefits as well as amenities and perks at the facility intended to let the team know their work is appreciated.

“The new facility will be equipped with two new state of the art bottling lines to complement our current equipment. When installed, the additional equipment is expected to increase our production capacity substantially. We want to be ready to support the growth in demand that we have begun to see and the increases we anticipate from the launch of our Nano Magic branded products, including our anti-fog solutions rolling out now in a national drug store chain nationwide. In addition, our new facility will house a research and development laboratory that will be more than double the size of the one at the Company’s current space in Cleveland.

Trading suspension – the elephant in the room –

“I’ve been gun shy about making any public statements since the Securities and Exchange Commission (“SEC”) issued a temporary Order of Suspension of Trading of our common stock. The period of the 10-day trading suspension was May 1, 2020 through May 14, 2020, after which the company’s stock was able to resume trading.

“We issued a Press Release in response to the suspension and that statement speaks for itself. We are still waiting for the SEC to rule on the petition we filed seeking relief from the trading suspension because – as more fully explained in our detailed and comprehensive filings in that proceeding and are in the public record – we believe that the SEC erred in imposing the trading suspension on the Company’s common stock. Meanwhile, we are staying focused on building a strong company.

Conclusion –

“This is an extraordinarily exciting time for Nano Magic. More than ever we need the continued support of our stockholders and team as we harness the magic power of nanotechnology to take advantage of the momentum of increased demand for our products alongside the power of the brand we’re launching. Stay tuned!”

Second Quarter 2020 Financial Results

During the second quarter of 2020, Nano Magic’s revenues increased and gross margins improved over the prior year. For the three and six months ended June 30, 2020, consolidated revenues were up $471,029 or 108%, and $255,878 or 29%, as compared to the three and six months ended June 30, 2019, respectively.

The Product segment showed the greatest improvement. For the three months ended June 30, 2020, sales from the Product segment increased by $492,230 or 118% as compared to the three months ended June 30, 2019. For the six months ended June 30, 2020 revenue from the Product segment increased by $277,079 or 32%, as compared to the six months ended June 30, 2019.

For the three months ended June 30, 2020, sales from the Contract services segment increased by $38,266 or 19% as compared to the three months ended June 30, 2019 which was primarily attributable to a new contract award and work started under that contract. For the six months ended June 30, 2020 revenue from the Contract services segment decreased by $56,270 or 11%, as compared to the six months ended June 30, 2019 due primarily to research contracts that were completed in 2019.

For the three months ended June 30, 2020, gross profit was $396,699, as compared to $42,326 for the same period in 2019, an increase of $364,373. For the six months ended June 30, 2020, gross profit was $455,156, as compared to $259,682 in 2019, an increase of $195,474.

For the three months ended June 30, 2020, operating expenses increased by $333,091 or 96% compared to the three months ended June 30, 2019. Similarly, for the six months period operating expenses increased by $468,044 or 73% for the period ended June 30, 2020, as compared to the six months ended June 30, 2019.

The Company reported a loss from operations of $281,995 for the three months ended June 30, 2020, compared to loss from operations of $387,957 for the three months ended June 30, 2019, a decrease of $105,962 or 27%. For the six months ended June 30, 2020, loss from operations amounted to $657,703 as compared to a loss from operations of $459,812 for the six months ended June 30, 2019, an increased loss of $197,891 or 43%.

Financial Condition

As of June 30, 2020, Nano Magic held cash and cash equivalents of $223,739 as compared to $216,801 at December 31, 2019. As of June 30, 2020, Nano Magic had a working capital deficit of $292,803 compared to a working capital deficit of $673,040 at December 31, 2019.

During the first six months of 2020, Nano Magic used $944,752 in cash from its operations. As of June 30, 2020, the Company had short-term debt of $95,005 and current lease obligations of $74,449 as compared to $52,641 and $131,835 as of December 31, 2019, respectively.

About Nano Magic Inc.

Nano Magic Inc. (OTC: NMGX) is a leader in creating and bringing to market cutting-edge nanotechnology powered solutions formulated and packaged in the U.S.A. with special expertise in liquid industrial and consumer products to apply to surfaces such as glass, porcelain, and ceramic. Consumer products include lens care, electronic device hygiene and protection, anti-fog solutions (sport and safety). Other industrial applications include, interior/exterior display panels, touch screens, glass displays and screens, windshields, solar panels, glass countertops and display cases, china, porcelain, glass tableware, toilets, sinks, shower doors and more. Nano Magic also develops and sells printable inks and pastes, and graphene foils. Nano Magic’s Innovation and Technology Center in Austin, TX engages in contract research and development work for government and private customers. Nano Magic focuses on innovative and advanced product solutions harnessing the magic power of nanotechnology to create a safer, more socially conscious, and higher performing world.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of applicable securities laws that involve risks and uncertainties, many of which are outside of our control, concerning our business, products, and financial results. Actual results may differ materially from the results expressed or implied by forward-looking statements. In some cases you can identify forward-looking statements by our use of words such as “expect,” “anticipate,” “will,” “believe,” and similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently uncertain. All statements are made as of the date of this release and we undertake no obligation to update publicly any of these forward-looking statements to reflect actual results or new information except as required by applicable laws. More information about our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2019, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”).

All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. All forward-looking statements apply only as of the date hereof. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances, except as required by law.

Contact Information

Nano Magic Inc.

Jeanne Rickert

j.rickert@nanomagic.com

(844) 273-6462